Exhibit 21.1
NORTHSTAR REAL ESTATE INCOME TRUST, INC.

List of Significant Subsidiaries

Formation
Entity Name	Jurisdiction

NorthStar Real Estate Income Trust Operating Partnership, L.P.	Maryland
NS Income Opportunity REIT Holdings, LLC	Delaware
CMBS Funding Trust III, LTD	Delaware